June 23, 1995



David Natan
5940 Northwest 56th Court
Coral Springs, FL  33067

Dear David:

On behalf of Top Source Technologies, Inc. I am pleased to officially confirm our offer and your acceptance of the position of Vice President and Chief Financial Officer, effective July 5, 1995.

The following represents the details as previously outlined in our letter of June 9, 1995.

Title:              Vice President and Chief Financial Officer
Office Location:    Palm Beach Gardens, FL
Salary:             $125,000
Car Allowance:      $600 monthly
Maintenance:        $1500/year maximum
Insurance:          $1400/year maximum
Stock Options:      Grant  Date -  June  30, 1995  (hire  date); 75%  of  Salary
                    =  93,750  options  vesting  over  a  3  year  period  in  6 month  increments  with  vesting  every  December  31st  and
                    June  30th.    Exercisable  over   a  period  of  ten   (10)
                    years  with an  Exercise  price of  FMV  on June  30,  1995.
                    A  breakdown   of  the   options  will  be   made  available
                    based   on  June   30,  1995   fair  market   value.  15,625
                    options  will   vest  every   six  months  with   the  first
                    vesting occurring on December 31, 1995.
Incentive Program:  Bonus plan  will  be  established  for  which  you  will  be eligible.
Severance Protection:    A six month salary payment  in the event of termination
                    by the Company except for a cause related event.

In addition, you will be eligible for all of our salaried benefit programs.

David, I look forward to working with you and having a long and mutually rewarding relationship.

Sincerely,



Stuart Landow
President/CEO

SL/mb